Exhibit 99.3

Consent of Person About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, David N. Strohm, hereby consent to be named as a person about to become a director of EMC Corporation in the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 12, 2003.

/s/ DAVID N. STROHM
David N. Strohm

September 12, 2003